Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS
 2021 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., October 26, 2021 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2021 net income of $16.0 million, or $0.73 per diluted share, versus net income of $19.6 million, or $0.89 per diluted share, in the prior- year period. For the nine months ended September 30, 2021, the Company reported net income of $50.4 million, or $2.30 per diluted share, compared to net income of $39.2 million, or $1.76 per diluted share, in the prior-year period.

Highlights for the third quarter of 2021 include:

•	Annualized return on average assets and on average equity of 1.40% and 15.93%, respectively;
•	An increase in net interest income of 5.7% over the third quarter of 2020;
•	Net gains on mortgage loans of $8.4 million and total mortgage loan origination volume of $453.8 million;
•	Net growth in portfolio loans of $69.4 million (or 9.8% annualized);
•	Continued strong asset quality metrics as evidenced by $1.5 million in net loan recoveries during the quarter as well as a low level of non-performing loans and non-performing assets; and
•	The payment of a 21 cent per share dividend on common stock on August 16, 2021.

Highlights for the first nine months of 2021 include:

•	Increases in net income and diluted earnings per share of 28.6% and 30.7%, respectively;
•	Annualized return on average assets and on average equity of 1.53% and 17.32%, respectively;
•	Net gains on mortgage loans of $30.3 million and total mortgage loan origination volume of $1.44 billion;
•	Net growth in portfolio loans of $150.3 million (or 7.4% annualized); and
•	Net growth in deposits of $374.7 million (or 13.8% annualized).

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I continue to be very pleased with the high level of performance by our team generating strong core results for yet another quarter. We continue to execute on our strategies of investing in people and technology. During the third quarter we saw good growth in net interest income, stabilization of our net interest margin and across the board loan growth, net of PPP.  Our commercial pipeline is at its highest level in many quarters.  Fueling some of this growth was the opening of two new commercial loan production offices, one in Ottawa County and the second in Macomb County.  Deposit gathering continues to be robust both via existing customers as well as through the addition of new customers. In addition, mortgage gains continue to be solid and our card strategies are generating good growth in interchange revenue.  On the asset quality front, I could not be more pleased, with net recoveries for the quarter, commercial watch credits at 2.4% of the portfolio, and a very low level of past due loans. Following our second quarter whole bank conversion, we are seeing good utilization and growth rates in our ONE Wallet and Treasury ONE platforms. While there are many uncertainties and challenges ahead, we are excited about the momentum we have in our markets and look forward to continuing these trends through the end of 2021 and into 2022.”

Significant items impacting comparable quarterly and year to date 2021 and 2020 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of $0.6 million ($0.02 per diluted share, after taxes) and $2.8 million ($0.10 per diluted share, after taxes) for the three- and nine-months ended September 30, 2021, respectively, as compared to a negative $1.1 million ($0.04 per diluted share, after taxes) and a negative $9.9 million ($0.35 per diluted share, after taxes) for the three- and nine-months ended September 30, 2020, respectively.

Operating Results

The Company’s net interest income totaled $33.8 million during the third quarter of 2021, an increase of $1.8 million, or 5.7% from the year-ago period, and up $2.4 million, or 7.7%, from the second quarter of 2021. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.18% during the third quarter of 2021, compared to 3.31% in the year-ago period, and 3.02% in the second quarter of 2021. The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin. Average interest-earning assets were $4.30 billion in the third quarter of 2021, compared to $3.89 billion in the year ago quarter and $4.22 billion in the second quarter of 2021.

For the first nine months of 2021, net interest income totaled $95.5 million, an increase of $2.9 million, or 3.1% from the first nine months in 2020. The Company’s net interest margin for the first nine months of 2021 was 3.09% compared to 3.42% in 2020. The increase in net interest income for the first nine months of 2021 compared to 2020 was also due to an increase in average interest- earning assets that was partially offset by a decline in the net interest margin.

Due principally to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates. These lower interest rates combined with a higher allocation to lower yielding securities available for sale has placed continued pressure on the Company’s net interest margin.

In addition, commercial loan balances, interest income and yields have been impacted by Paycheck Protection Program (“PPP”) lending activity. PPP lending activity is summarized in the following tables:

	PPP – Round 1
At or for the three months ended	9/30/2021		6/30/2021		9/30/2020
	#	(000’s)	#	(000’s)	#	(000’s)
Loans outstanding at period end	20	$1,262	298	$42,315	2,117	$261,182
Average loans outstanding	-	2,699	-	78,747	-	261,543
Cumulative forgiveness applications submitted	2,085	260,015	1,882	231,715	197	37,223
Cumulative forgiveness applications approved	2,082	259,613	1,870	229,429	-	-
Net fees accreted into interest income	-	381	-	981	-	1,321
Net unaccreted fees at period end	-	-	-	381	-	6,494
Average loan yield	-	11.51%	-	5.98%	-	3.04%

Note: PPP – Round 1 loan activity began in the second quarter of 2020.

	PPP – Round 2
At or for the three months ended	9/30/2021		6/30/2021		3/31/2021
	#	(000’s)	#	(000’s)	#	(000’s)
Loans outstanding at period end	806	$88,888	1,409	$129,573	1,250	$128,240
Average loans outstanding	-	110,276	-	133,239	-	72,011
Cumulative forgiveness applications submitted	831	51,370	166	8,843	-	-
Cumulative forgiveness applications approved	810	50,535	164	8,828	-	-
Net fees accreted into interest income	-	2,249	-	832	-	229
Net unaccreted fees at period end	-	3,178	-	5,429	-	5,454
Average loan yield	-	9.17%	-	3.50%	-	2.25%

Note: PPP – Round 2 loan activity began in the first quarter of 2021.

Non-interest income totaled $19.7 million and $60.9 million, respectively, for the third quarter and first nine months of 2021, compared to $27.0 million and $58.4 million in the respective comparable year ago periods. These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the third quarters of 2021 and 2020, were approximately $8.4 million and $20.2 million, respectively. For the first nine months of 2021, net gains on mortgage loans totaled $30.3 million compared to $46.7 million in 2020. The decrease in net gains on mortgage loans was primarily due to lower profit margins on mortgage loan sales, a decrease in the volume of mortgage loans sold and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a gain of $1.3 million and a loss of $0.6 million in the third quarters of 2021 and 2020, respectively. For the first nine months of 2021 and 2020, mortgage loan servicing, net, generated income of $4.5 million and a loss of $9.0 million, respectively. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Mortgage loan servicing, net:	(Dollars in thousands)
Revenue, net	$2,023	$1,743	$5,809	$5,062
Fair value change due to price	599	(1,089)	2,813	(9,941)
Fair value change due to pay-downs	(1,351)	(1,298)	(4,146)	(4,087)
Total	$1,271	$(644)	$4,476	$(8,966)

Net gain on securities available for sale totaled $0.01 million and $1.421 million in third quarter and first nine months of 2021, respectively, compared to zero and $0.253 million in the prior year third quarter and first nine months, respectively. The increase in gain during the first nine months of 2021 was related to the divestiture of a group of mortgage backed securities in the first quarter of 2021.

Non-interest expenses totaled $34.5 million in the third quarter of 2021, compared to $33.6 million in the year-ago period. For the first nine months of 2021, non-interest expenses totaled $97.1 million versus $89.7 million in 2020. These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits (for the year to date period), data processing, interchange, conversion related expenses (for the year to date period) and other expenses (for the quarter to date period). The increase in compensation and employee benefits in 2021 is due to several factors, including, wage increases that were generally effective at the start of the year, an increase in lending personnel, increased overtime primarily associated with a data processing conversion, a higher accrual for incentive compensation (due to higher base for such incentives), higher payroll taxes due to the increase in compensation and higher health care insurance costs (these costs during the first nine months of 2020 were unusually low due to the various COVID related lock-downs). In addition, the third quarter and first nine months of 2021 included $0.3 million and $1.6 million, respectively, of expenses related to the Company’s core data processing conversion (this conversion was completed in May 2021) compared to $0.6 million and $1.0 million, respectively, in the comparable periods in 2020. The first nine months of 2020 also included $0.4 million of expenses (primarily write-downs of fixed assets and leases) related to the closures of nine bank branch offices that were completed in the third quarter of 2020.

The Company recorded an income tax expense of $3.7 million and $11.5 million in the third quarter and first nine months of 2021, respectively. This compares to an income tax expense of $4.8 million and $9.2 million in the third quarter and first nine months of 2020, respectively. The changes in income tax expense principally reflect changes in pre-tax earnings in 2021 relative to 2020.

Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:

	9/30/2021			6/30/2021			% change vs. prior quarter
Loan Type	#	$ (000’s)	% of portfolio	#	$ (000's)	% of portfolio	#	$
Commercial	-	$-	0.0%	-	$-	0.0%	none	none
Mortgage	39	5,901	0.5%	82	12,416	1.2%	(52.4)%	(52.5)%
Installment	7	109	0.0%	18	327	0.1%	(61.1)%	(66.7)%
Total	46	$6,010	0.2%	100	$12,743	0.5%	(54.0)%	(52.8)%

Loans serviced for others	64	$7,986	0.3%	150	$20,231	0.6%	(57.3)%	(60.5)%

Note: The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2021	12/31/2020	9/30/2020
	(Dollars in thousands)
Commercial	$242	$1,440	$2,487
Mortgage	5,160	6,353	7,580
Installment	515	519	680
Subtotal	5,917	8,312	10,747
Less – government guaranteed loans	327	439	510
Total non-performing loans	$5,590	$7,873	$10,237
Ratio of non-performing loans to total portfolio loans	0. 19%	0.29%	0.36%
Ratio of non-performing assets to total assets	0.13%	0.21%	0.28%
Ratio of the allowance for credit losses to non-performing loans	837.19%	450.01%	349.43%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans decreased $2.3 million from December 31, 2020, as all loan categories have declined, reflecting improving economic conditions and the Company’s collection efforts.

The provision for credit losses was a credit of $0.7 million and an expense of $1.0 million in the third quarters of 2021 and 2020, respectively. The provision for credit losses was a credit of $2.6 million and an expense of $12.9 million in the first nine months of 2021 and 2020, respectively. The quarterly and year-to-date decreases in the provision for credit losses in 2021 compared to 2020, were primarily the result of a decline in the adjustment to allocations based on subjective factors and an increase in recoveries of loans previously charged off. In particular, the higher year-to-date provision for credit losses in 2020 included a $10.7 million (or 122.1%) increase in the qualitative/subjective portion of the allowance for credit losses. That increase in 2020 principally reflected the unique challenges and prevailing economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio.

The Company recorded loan net recoveries of $1.5 million and $0.3 million in the third quarters of 2021 and 2020, respectively. For the first nine months of 2021 and 2020, the Company recorded loan net recoveries of $2.2 million and loan net charge-offs of $3.3 million, respectively.

The allowance for credit losses totaled $46.8 million at September 30, 2021 compared to $35.4 million at December 31, 2020. The increase from December 31, 2020 is attributed to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2021. The impact of the adoption of CECL was an increase in the allowance for credit losses of $11.7 million. At September 30, 2021, the allowance for credit losses equaled 1.62% of total portfolio loans (1.68% when excluding PPP loans) under CECL, compared to 1.30% of total portfolio loans (1.38% when excluding PPP loans) at December 31, 2020, under the probable incurred loss methodology.

Balance Sheet, Liquidity and Capital

Total assets were $4.62 billion at September 30, 2021, an increase of $418.3 million from December 31, 2020. Loans, excluding loans held for sale, were $2.88 billion at September 30, 2021, compared to $2.73 billion at December 31, 2020.   Deposits totaled $4.01 billion at September 30, 2021, an increase of $374.7 million from December 31, 2020. This increase is primarily due to growth in non- interest bearing, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $125.6 million at September 30, 2021, compared to $118.7 million at December 31, 2020. Securities available for sale totaled $1.35 billion at September 30, 2021, compared to $1.07 billion at December 31, 2020.   The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

Total shareholders’ equity was $400.0 million at September 30, 2021, or 8.65% of total assets. Tangible common equity totaled $368.2 million at September 30, 2021, or $17.27 per share. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2021	12/31/2020	Well Capitalized Minimum
Tier 1 capital to average total assets	8.75%	8.81%	5.00%
Tier 1 common equity to risk-weighted assets	12.14%	12.81%	6.50%
Tier 1 capital to risk-weighted assets	12.14%	12.81%	8.00%
Total capital to risk-weighted assets	13.39%	14.06%	10.00%

Share Repurchase Plan

On December 18, 2020, the Board of Directors of the Company authorized the 2021 share repurchase plan. Under the terms of the 2021 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2021. For the first nine months of 2021, the Company repurchased 659,350 shares at a weighted average price of $20.89 per share.

Earnings Conference Call

Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, October 26, 2021.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://services.choruscall.com/links/ibcp211026.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10160661). The replay will be available through November 2, 2021.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.6 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward- looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2021	December 31, 2020
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$49,946	$56,006
Interest bearing deposits	75,675	62,699
Cash and Cash Equivalents	125,621	118,705
Securities available for sale	1,348,378	1,072,159
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,427
Loans held for sale, carried at fair value	78,731	92,434
Loans
Commercial	1,222,802	1,242,415
Mortgage	1,100,992	1,015,926
Installment	560,184	475,337
Total Loans	2,883,978	2,733,678
Allowance for credit losses (1)	(46,799)	(35,429)
Net Loans	2,837,179	2,698,249
Other real estate and repossessed assets	224	766
Property and equipment, net	36,623	36,127
Bank-owned life insurance	55,124	55,180
Capitalized mortgage loan servicing rights, carried at fair value	24,208	16,904
Other intangibles	3,579	4,306
Goodwill	28,300	28,300
Accrued income and other assets	65,946	62,456
Total Assets	$4,622,340	$4,204,013

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,297,096	$1,153,473
Savings and interest-bearing checking	1,803,763	1,526,465
Reciprocal	596,193	556,185
Time	312,085	287,402
Brokered time	2,931	113,830
Total Deposits	4,012,068	3,637,355
Other borrowings	30,007	30,012
Subordinated debt	39,338	39,281
Subordinated debentures	39,575	39,524
Accrued expenses and other liabilities	101,321	68,319
Total Liabilities	4,222,309	3,814,491

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,321,092 shares at September 30, 2021 and 21,853,800 shares at December 31, 2020	326,390	339,353
Retained earnings	66,543	40,145
Accumulated other comprehensive income	7,098	10,024
Total Shareholders’ Equity	400,031	389,522
Total Liabilities and Shareholders’ Equity	$4,622,340	$4,204,013

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$30,132	$28,091	$30,393	$86,328	$92,020
Interest on securities available for sale
Taxable	3,922	3,656	3,450	10,374	9,356
Tax-exempt	1,597	1,544	954	4,525	2,137
Other investments	204	208	237	629	854
Total Interest Income	35,855	33,499	35,034	101,856	104,367
Interest Expense
Deposits	1,090	1,142	2,062	3,488	9,150
Other borrowings and subordinated debt and debentures	962	964	1,006	2,888	2,598
Total Interest Expense	2,052	2,106	3,068	6,376	11,748
Net Interest Income	33,803	31,393	31,966	95,480	92,619
Provision for credit losses (1)	(659)	(1,425)	975	(2,558)	12,884
Net Interest Income After Provision for Credit Losses	34,462	32,818	30,991	98,038	79,735
Non-interest Income
Interchange income	4,237	3,453	3,428	10,739	8,411
Service charges on deposit accounts	2,944	2,318	2,085	7,178	6,299
Net gains on assets
Mortgage loans	8,361	9,091	20,205	30,280	46,687
Securities available for sale	5	-	-	1,421	253
Mortgage loan servicing, net	1,271	(1,962)	(644)	4,476	(8,966)
Other	2,877	1,871	1,937	6,778	5,698
Total Non-interest Income	19,695	14,771	27,011	60,872	58,382
Non-interest Expense
Compensation and employee benefits	21,659	19,883	21,954	60,064	54,742
Data processing	3,022	2,576	2,215	7,972	6,160
Occupancy, net	2,082	2,153	2,199	6,578	6,818
Interchange expense	1,202	1,201	831	3,351	2,416
Furniture, fixtures and equipment	1,075	1,034	999	3,112	3,125
Loan and collection	735	859	768	2,353	2,329
Communications	683	777	806	2,341	2,409
Conversion related expenses	275	1,143	643	1,636	1,045
Legal and professional	513	522	566	1,534	1,427
Advertising	666	164	589	1,319	1,636
FDIC deposit insurance	346	307	411	983	1,211
Correspondent bank service fees	77	115	101	292	294
Branch closure costs	-	-	-	-	417
Net (gains) losses on other real estate and repossessed assets	(28)	6	46	(202)	146
Other	2,205	1,796	1,513	5,736	5,531
Total Non-interest Expense	34,512	32,536	33,641	97,069	89,706
Income Before Income Tax	19,645	15,053	24,361	61,841	48,411
Income tax expense	3,683	2,665	4,777	11,454	9,245
Net Income	$15,962	$12,388	$19,584	$50,387	$39,166
Net Income Per Common Share
Basic	$0.74	$0.57	$0.90	$2.32	$1.78
Diluted	$0.73	$0.56	$0.89	$2.30	$1.76

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$33,803	$31,393	$30,284	$30,993	$31,966
Provision for credit losses (1)	(659)	(1,425)	(474)	(421)	975
Non-interest income	19,695	14,771	26,406	22,363	27,011
Non-interest expense	34,512	32,536	30,021	32,707	33,641
Income before income tax	19,645	15,053	27,143	21,070	24,361
Income tax expense	3,683	2,665	5,106	4,084	4,777
Net income	$15,962	$12,388	$22,037	$16,986	$19,584

Basic earnings per share	$0.74	$0.57	$1.01	$0.78	$0.90
Diluted earnings per share	0.73	0.56	1.00	0.77	0.89
Cash dividend per share	0.21	0.21	0.21	0.20	0.20

Average shares outstanding	21,515,669	21,749,654	21,825,937	21,866,326	21,881,562
Average diluted shares outstanding	21,726,346	21,966,829	22,058,503	22,112,829	22,114,692

Performance Ratios
Return on average assets	1.40%	1.12%	2.10%	1.61%	1.90%
Return on average equity	15.93	12.78	23.51	17.82	21.36
Efficiency ratio (2)	63.47	69.24	53.48	60.59	56.36

As a Percent of Average Interest-Earning Assets (2)
Interest income	3.37%	3.22%	3.27%	3.57%	3.62%
Interest expense	0.19	0.20	0.22	0.45	0.31
Net interest income	3.18	3.02	3.05	3.12	3.31

Average Balances
Loans	$2,903,700	$2,859,544	$2,834,012	$2,876,795	$2,925,872
Securities available for sale	1,317,382	1,274,556	1,093,618	1,009,578	891,975
Total earning assets	4,296,662	4,223,570	4,047,952	3,984,080	3,887,455
Total assets	4,513,774	4,434,760	4,254,294	4,195,546	4,102,318
Deposits	3,934,937	3,879,715	3,698,811	3,632,758	3,559,070
Interest bearing liabilities	2,740,444	2,674,425	2,589,102	2,574,306	2,532,481
Shareholders' equity	397,542	388,780	380,111	379,232	364,714

End of Period
Capital
Tangible common equity ratio	8.02%	8.21%	8.08%	8.56%	8.23%
Average equity to average assets	8.81	8.77	8.93	9.04	8.89
Common shareholders' equity per share of common stock	$18.76	$18.30	$17.79	$17.82	$17.05
Tangible common equity per share of common stock	17.27	16.82	16.30	16.33	15.55
Total shares outstanding	21,321,092	21,632,912	21,773,734	21,853,800	21,885,368

Selected Balances
Loans	$2,883,978	$2,814,559	$2,784,224	$2,733,678	$2,855,479
Securities available for sale	1,348,378	1,330,660	1,247,280	1,072,159	985,050
Total earning assets	4,405,189	4,246,410	4,209,017	3,979,397	3,962,824
Total assets	4,622,340	4,461,272	4,426,440	4,204,013	4,168,944
Deposits	4,012,068	3,862,466	3,858,575	3,637,355	3,597,745
Interest bearing liabilities	2,784,554	2,633,747	2,626,280	2,553,418	2,515,185
Shareholders' equity	400,031	395,974	387,329	389,522	373,092

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.
(2)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$33,803	$31,966	$95,480	$92,619
Add: taxable equivalent adjustment	492	258	1,374	602
Net interest income - taxable equivalent	$34,295	$32,224	$96,854	$93,221
Net interest margin (GAAP) (1)	3.13%	3.28%	3.04%	3.40%
Net interest margin (FTE) (1)	3.18%	3.31%	3.09%	3.42%

(1)	Annualized.

Tangible Common Equity Ratio

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(Dollars in thousands)
Common shareholders' equity	$400,031	$395,974	$387,329	$389,522	$373,092
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,579	3,821	4,063	4,306	4,561
Tangible common equity	$368,152	$363,853	$354,966	$356,916	$340,231

Total assets	$4,622,340	$4,461,272	$4,426,440	$4,204,013	$4,168,944
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,579	3,821	4,063	4,306	4,561
Tangible assets	$4,590,461	$4,429,151	$4,394,077	$4,171,407	$4,136,083

Common equity ratio	8.65%	8.88%	8.75%	9.27%	8.95%
Tangible common equity ratio	8.02%	8.21%	8.08%	8.56%	8.23%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$400,031	$395,974	$387,329	$389,522	$373,092
Tangible common equity	$368,152	$363,853	$354,966	$356,916	$340,231
Shares of common stock outstanding (in thousands)	21,321	21,633	21,774	21,854	21,885

Common shareholders' equity per share of common stock	$18.76	$18.30	$17.79	$17.82	$17.05
Tangible common equity per share of common stock	$17.27	$16.82	$16.30	$16.33	$15.55

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.